Exhibit 99

RELEASE:	On Receipt, May 22, 2008
MEDIA CONTACT:	Eva Quinn, The Principal, 515.247.7468, quinn.eva@principal.com
Rick Swalwell, The Principal, 515.235.6320, swalwell.rick@principal.com

INVESTOR CONTACT:	Tom Graf, 515-235-9500, graf.tom@principal.com

The Principal Financial Group Announces CFO Succession

Terry Lillis Named Chief Financial Officer

(Des Moines, Iowa) – As part of a planned leadership succession, the Principal Financial Group® announced Terry J. Lillis is promoted to senior vice president effective immediately.  Lillis will assume the title of chief financial officer effective August 7, 2008, in preparation for the retirement later this year of current Chief Financial Officer and Executive Vice President Michael H. Gersie.  Lillis previously served as vice president and chief financial officer for the Retirement & Investor Services division of The Principal®.

“Terry’s 26 years of experience in key financial and leadership roles at The Principal make him uniquely qualified for this critical position,” says Larry Zimpleman, president and chief executive officer.  “His proven financial track record in leading our largest business – Retirement & Investor Services – provides unmatched preparation for directing the finances of the entire organization.”

Lillis Background

Lillis joined the company in 1982 as an actuarial student.  He was elected an officer in 1988 and held various senior actuarial and management roles through 2000 when he was named chief financial officer – Retirement and Investor Services.

An Iowa native, Lillis received his bachelor’s degree from Simpson College in Indianola, Iowa, and his master’s degree from the University of Iowa in Iowa City, Iowa.  He is a member of the Iowa Actuaries Club, the American Academy of Actuaries and a member of the Society of Actuaries.  He serves on the board of the Peace Officers’ Retirement System and Iowa Dollars for Scholars.

About the Principal Financial Group

The Principal Financial Group® (The Principal ®)(1) is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies.  A member of the Fortune 500, the Principal Financial Group has $304.2 billion in assets under management(2) and serves some 18.8 million customers worldwide from offices in Asia, Australia, Europe,

(1) “The Principal Financial Group” and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

(2) As of March 31, 2008

Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

Photo available upon request